Exhibit j.1

[Cohen Fund Audit Services Logo]	Cohen Fund Audit Services, Ltd. | 440.835.8500 800 Westpoint Pkwy, Suite 1100 | 440.835.1093 fax Westlake, OH 44145-1524 www.cohenfund.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated August 24, 2012, on the financial statements of Cortina Funds, Inc., comprising the Cortina Small Cap Growth Fund and Cortina Small Cap Value Fund (the “Funds”), as of June 30, 2012, and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to Cortina Funds, Inc.’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

October 26, 2012